EXHIBIT 18

Board of Directors and Shareholders
The Standard Register Company
Dayton, Ohio

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the 52-week period ended January 1, 2012 and issued our report thereon dated March 9, 2012.  Note 7 to the consolidated financial statements describes management’s change in accounting principle from the last-in-first-out (LIFO) cost method of inventory accounting to the first-in-first-out (FIFO) cost method of inventory accounting.  It should be understood that the preferability of one acceptable method of accounting over another for inventory accounting has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable.

Based on our understanding of management’s stated reasons and justifications about the relevant business planning factors relating to the change in accounting principle in the Form 10-K, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with accounting principles generally accepted in the United States of America under the Financial Accounting Standards Board’s Accounting Standards Codification 250, Accounting Changes and Error Corrections.

/S/ BATTELLE & BATTELLE LLP

Dayton, Ohio
March 9, 2012

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